Exhibit 99.1

Conference Call Transcript

Yadkin Valley Acquisition of American Community Bancshares

September 10, 2008

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

Yadkin and American Community will be filing relevant documents concerning the transaction with the Securities and Exchange Commission, including a registration statement on Form S-4 which will include a joint proxy statement/prospectus.  Shareholders will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Yadkin and American Community, at the Securities and Exchange Commission’s internet site (http://www.sec.gov).  Copies of the joint proxy statement/prospectus and the filings with the Securities and Exchange Commission that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to William A. Long, President and CEO, Yadkin Valley Financial Corporation, 209 North Bridge Street, Elkin, North Carolina 28621-3404, (336- 526-6300), or to Randy P. Helton, President, CEO, and, Chairman, American Community Bancshares, Inc., 4500 Cameron Valley Parkway, Suite 150, Charlotte, NC 28211, (704-225-8444).

SHAREHOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION REGARDING THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Yadkin and American Community and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Yadkin and American Community in connection with the combination.  Information about the directors and executive officers of Yadkin and their ownership of Yadkin common stock is set forth in the proxy statement, filed April 15, 2008, for Yadkin Valley’s 2008 annual meeting of shareholders, as filed with the SEC on Schedule 14A.  Information about the directors and executive officers of American Community and their ownership of American Community common stock is set forth in the proxy statement, filed April 17, 2008, for American Community’s 2008 annual meeting of shareholders, as filed with the SEC on Schedule 14A.  Additional information regarding the interests of those participants may be obtained by reading the joint proxy statement/prospectus regarding the proposed transaction when it becomes available.

Start of transcript:

CEO Introduction & Deal Comments – Bill Long:

Welcome and thank you for joining us this afternoon. We appreciate your continued interest in our bank. Joining me on the call is Edwin Laws, our Chief Financial Officer, Steve Robinson, our Chief Operating Officer, Joe Towell, our Chief Lending Officer, Randy Helton, Chief Executive Officer of American Community Bancshares, Dan Ellis, Chief Financial Officer of American Community, and Mark DeMarcus, Chief Banking Officer of American Community, who will participate during the question and answer session.

Before I begin, I should remind you that we may be making forward looking statements about Yadkin Valley Financial and its subsidiaries as well as the American Community Bancshares transaction. I’ll refer you to the safe harbor statement as outlined in our press release issued earlier today.

We are pleased to announce the acquisition of American Community Bancshares, a Charlotte, North Carolina-based community bank with nearly $530 in total assets. The combined organization will have close to $2 billion in assets with over 40 branches across 16 counties in North and South Carolina, and will become the fourth largest community bank based in North Carolina. Upon the completion of the acquisition, Yadkin Valley’s footprint will extend along I-77 from the Virginia/North Carolina border into South Carolina and paves the way for further expansion into attractive South Carolina markets such as the Greenville/Spartanburg and Columbia areas.

The total transaction value of $92.2 million represents 168% of American Community’s stated book value, 207% of tangible book value, 17.4% of total assets, a 19.5% core deposit premium, and 23 times American Community’s trailing twelve months net income. To put things into perspective, the median pricing metrics of similar sized transactions announced in the U.S. since the beginning of this year were 205% of stated book, 205% of tangible book, 20.7% of assets, a 16.8% core deposit premium, and 20 times earnings. American Community’s asset quality continues to hold up well during this challenging environment, as its nonperforming assets stood at 39 basis points of total assets as of the end of the second quarter of 2008. This is a level that is similar to Yadkin Valley’s and, as you well know, much better than the current level of NPAs in the industry.

Some brief background on American Community—the bank opened in Monroe, North Carolina, a southeastern suburb of Charlotte, in 1998 and over the last decade has grown to a network of 13 offices throughout the suburban Charlotte area. In 2004, the bank acquired FNB Bancshares, which added four South Carolina branches, allowing for further expansion in South Carolina. In building American Community, Randy has assembled a strong team of experienced bankers with extensive knowledge of the local markets, an advantage we would not be likely to replicate had we expanded within these markets through de novo growth instead. Our companies share a similar credit culture and business mix, and because of these similarities, we believe the integration risk associated with the merger is very manageable.

While Yadkin Valley operates in some demographically attractive markets, the addition of American Community’s markets will allow us to add another higher growth market. Our most recent acquisition of Cardinal State Bank in Durham was similarly motivated. In that case we added the very attractive Research Triangle, North Carolina market. Three out of the four counties in which American Community operates have demographics that will increase our franchise average due to their higher level of projected population growth and median household income. For example, the weighted average 5-year expected population growth across American Community’s two North Carolina counties (Union and Mecklenburg) is 26%, compared to the national average of 6% and 7% across the current Yadkin Valley franchise. The addition of American Community also allows us to more easily expand into the attractive South Carolina markets such as Greenville/Spartanburg and Columbia.

We anticipate the transaction will close no later than the first quarter of 2009; however, we will work very hard to complete the transaction by December 15, 2008. Assuming a neutral interest rate environment, we expect American Community’s net interest margin (which was 3.23% as of the second quarter of 2008) to remain relatively stable during 2009. Our confidence in this is based largely on the company’s current healthy loan production. Additionally, we are anticipating cost savings of approximately $4.0 million to be realized by the end of 2009. These cost savings consist primarily of salaries and benefits, and represent roughly 30% of American Community’s total estimated 2008 expenses. Based on our expectations for a stable net interest margin and the anticipated cost savings, we believe that the transaction will be neutral to 2009 earnings, and slightly accretive to earnings by 2010.

I should also point out that these expected results assume only a very modest increase in non-interest income associated with the merger. In reality, however, we expect a significant improvement in American Community’s non-interest revenue contributions, particularly in the area of mortgage origination revenues, where Yadkin, through its Sidus Financial division, is particularly strong.

Lastly, the transaction is expected to decrease our tangible capital ratio from approximately 7% to 6%, which is within our target range. We have also ascertained the availability for additional capital financing that will allow Yadkin Valley to maintain all regulatory capital ratios at well-capitalized levels.

This concludes my prepared remarks, and I will now open it up for questions.

Q & A Session

Conference Call

Yadkin Valley Financial Corporation

September 10, 2008

Questions from Mark Muth with FTN Financial:

1.             Question:               “Bill could you tell us was this an auction process or was it something negotiated?”

Answer:                 Bill Long, replied, “You’re going to have to ask Randy that too because I think I’m only one side of it.  From our (Yadkin’s) standpoint, we a good while ago had mentioned to Randy and some of his directors that we would be interested should they ever decide to sell their bank.  Randy and I kept in contact since that time and it was a negotiated deal as far as my side.  I think you may want to ask Randy that same question.”

Randy replied, “And I would say that’s exactly as Bill described it, yeah.  The situation is exactly right.  It was a negotiated deal with Bill.”

2.             Question:               “Okay, and then on to Bill, given where we are in the cycle with bank stock and all, why this deal now versus holding off for something that may be government assisted or another transaction - whatever might appear down the road?

Answer:                 Bill Long replied, “If you look back at our history of acquisitions, I think you’ll find out that we haven’t bought broke banks.  We’ve bought some banks that have reached the place in their life cycle to where they needed to grow and most of the times needed a little capital to do that and that’s probably the biggest thing that enticed American Community Bank to sale.  Again, you’d have to ask Randy that, but we saw the chance to buy a bank.  We don’t want to buy distressed banks, and we saw a chance to buy a bank at a reasonable price and that we felt was healthy and that would be my answer.”

Question from Doug Rainwater with Jenny, Montgomery, Scott Securities:

1.             Question/Comment:             “Randy, Bill, good morning.  Can you hear me okay?  Congratulations!  One less bank to cover now, I guess Bill.  Let me just ask one question.  I know you can’t give me too many specifics, but it relates to the expenses.  I think you said that about 30% of American Community’s 2008 expenses, uh, can you just give me a little more color, I know you can’t obviously give any specific names or anything like that, but it seems like a pretty aggressive number, but if you can give any more color, I would appreciate it.”

Answer:                 Bill Long replied, “We worked pretty hard on that number.  Let me say that first.  But salaries in this thing were about $1.4 million.  One of those includes Randy.

Randy is going to do some other things, but he is going to serve on Yadkin Valley’s board, and we are excited about that.  Dan Ellis is going to stay, hopefully stay, and work under Edwin Laws and don’t know exactly what we are going to call Dan yet, but we hope that he is going to stay.  Mark DeMarcus is their Chief Banking Officer down there.  Mark will assume the Regional President title for the Bank (ACB) and he’s staying.  There was about, in the non-executive type area, there was about $1.4 million or so saved.  When you got into some other areas, it added up to potential cost savings, directors fees, D & O, attorney fees, all that kind of stuff, to about the 30% level.”

Doug commented, “Ok. Ok.  Again, congratulations.  It sounds like a really good deal.”

Bill replied, “Well, we’re really excited about it.  Just really looking forward to it.  I’m on my way down as soon as we finish this call to meet with some of the people down there because they’ve really got a wonderful group of people and I’m anxious to meet them.”

Questions from Daniel Cardenas with Howe Barnes:

1.             Question:               I came in a little late, but could you talk a little bit about ACBA’s construction portfolio – where it is…” Bill said, “Dan you’re going to have to speak up.  I can’t hear you.”  Dan asked, “Can you talk a little bit about ACBA’s construction portfolio - it’s size, geographically where it’s located?”

Bill responded, “I’ll let Randy and Mark talk about it.  What we saw when we looked at their loan portfolio was a very clean portfolio - real estate oriented, just like our bank is, in the very strong markets of Mecklenburg and Union Counties.  We saw very little deterioration in that portfolio.  I think Randy and I have done a good job.  I think like everybody else, we all have some issues to face and American Community does too, but nothing of any significance.  Joe Towell cleaned up our loan portfolio area.  Joe, do you have any comments?”

Joe replied, “Well, obviously the location of their market areas, which are Union County, primarily, and Mecklenburg County.  Union County effectively is down the road from downtown Charlotte, and their real estate is focused in that area right there.  Their portfolio is largely real estate – just like most community banks.  We’ve looked at their large dollar real estate exposure.  We also looked at any large credit sized assets that they may have had.  We had fairly intensive due diligence on their entire portfolio.  We brought in an outside firm that had a team of five to seven professionals for a full week.  We also spent three or four days with our own senior team here going over their portfolio, so we think we’ve got a pretty good feel of what we are stepping into, so I would ask Randy to fill in any blanks on the portfolio that we may have left out.”

Randy replied, “I’ll let Mark address a little bit, but to hand you some background, Joe’s very correct in saying that our exposure in our market area - We have very few, if any, exposure to any tract builders.  Most of our construction loans are to local custom builders that we have been dealing with for the last 10 years and even before that at other banks.  The construction area that we have is Union County, which is the second fastest growing county in North Carolina and seems to slow down, but it’s still ahead of the rest of the state.  Same thing for Charlotte, Mecklenburg, and then we do have some loans in York County.  York County is also the second fastest growing county in South Carolina, so we are in good markets with local builders.”

2.             Question:               “Housing markets are something that are holding up well?  What are we looking at in terms of inventory?  Maybe how long does it take to sell a house?  What are prices doing in general?”

Answer:                 Randy replied, “Let me give you a good guess on that, but I would say six to 12 months is probably the average sale.  I just read something recently in the Charlotte Observer newspaper, where all cities around North Carolina, home prices are staying very stable and even increasing some, so we feel good about the value of the property.”

3.             Question:               As a percentage of total loans what does ACBA’s construction portfolio represent as a percentage of total loans?”

Answer:                 Mark DeMarcus replied, “Just to give you some round numbers, we’ve got about $135 million out of a total of $415 million, and those are rounded numbers.”

Cardenas commented, “About 32%.”

Mr. Long, we have no other questions standing by at this time, I’ll turn the conference back over to Bill Long for any additional closing remarks.

Bill Long, “Well, thank you very much.  I appreciate everybody.  I think what you’re doing is wait until we hang up and then you’ll call direct and ask questions.  And that’s fine.  We’ll look forward to talking to you.  I will tell you that I will be out today in Charlotte.  We’re in Statesville now, and Edwin will be heading back up that way (Elkin).

Steve Robinson headed up our due diligence team for Yadkin, and Steve I ask you if you have any comments before we close?”

Steve commented, “Bill, the only thing I’d like to add is that how cooperative and helpful the American Community Bank folks were with us and how much we’ve enjoyed working with them through this due diligence process.  I think it was a very thorough process.  We did involve third parties to help us look at each loan portfolio and feel real good about that situation.  They looked at our loan portfolio and we, and we looked very closely at theirs.  We got good reports in both directions, which bodes well for the future.  I look forward to working with Mark and Randy and Dan going forward and we are very excited about the opportunity.  It is a great opportunity for our bank to step into South Carolina.”

Bill, “In closing, let me say we’re very excited too and I’m anxious to get down there today and meet some more of Randy’s fine staff.  I appreciate very much the work that Steve and Joe and Edwin and all the due diligence team here did.  I’m sure that Randy feels the same way about his group there with Dan and Stephanie and Mark and the due diligence they did.

We think these cultures fit very well together.  I’ve said in the past that we’re not a big city bank, and if we went into a big city, and Charlotte certainly is a big city, we would have to have the right people to do that and it would have to be with an acquisition.  We think we’ve found the right match here, and we’re excited about it and with that we will close.”

Concludes the call.

FORWARD LOOKING STATEMENTS

This filing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include but are not limited to (1) statements about the benefits of the combination of Yadkin and American Community, including future financial and operating results, cost savings, and enhanced revenues, (2) statements with respect to Yadkin’s and American Community’s plans, objectives, expectations and intentions and other statements that are not historical facts, and (3) other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions.  These statements are based upon the current beliefs and expectations of Yadkin’s and American Community’s management and are subject to significant risks and uncertainties.  Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) expected revenue synergies and cost savings from the combination may not be fully realized or realized within the expected time frame; (2) revenues following the combination may be lower than expected; (3) the ability to obtain governmental approvals of the combination on the proposed terms and schedule; (4) the failure of either company’s shareholders to approve the combination; (5) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (6) the strength of the United States economy in general and the strength of the local economies in which the combined company will conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the combined company’s loan portfolio and allowance for loan losses; (7) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in either Yadkin’s or American Community’s loan portfolio, which may result in increased credit risk-related losses and expenses; (8) changes in the U.S. legal and regulatory framework; and (9) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on the combined company.  Additional factors that could cause Yadkin’s or American Community’s results to differ materially from those described in the forward-looking statements can be found in Yadkin’s and American Community’s reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available at the SEC’s Internet site (http://www.sec.gov).  All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to Yadkin and American Community or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.  Yadkin and American Community do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.